Exhibit 5.2

To:	Homburger AG
Prime Tower
Transocean Ltd.	Hardstrasse 201 | CH—8005 Zurich
Turmstrasse 30	P.O. Box 314 | CH—8037 Zurich
CH-6300 Zug
Switzerland	T +41 43 222 10 00
F +41 43 222 15 00
lawyers@homburger.ch

December 5, 2011 OSD

318008 | Legal Opinion TO | RIG_LO_Notes_Draft_120511.docx

Transocean Ltd.

Ladies and Gentlemen:

We have acted as special Swiss counsel to Transocean Ltd., a Swiss corporation (the Company), in connection with the Registration Statement on Form S-3 (Registration No. 333-169401) (the Registration Statement) filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Act), a related prospectus, dated September 16, 2010, and prospectus supplement (the Prospectus Supplement), dated November 30, 2011 (together, the Prospectus), with respect to the offer and sale (the Offering) of (i) $ 1,000,000,000 principal amount of 5.050% Senior Notes due 2016 (the 2016 Notes) of Transocean Inc., a Cayman Islands exempted company (Transocean Inc.), (ii) $ 1,200,000,000 principal amount of 6.375% Senior Notes due 2021 (the 2021 Notes) of Transocean Inc., and (iii) $ 300,000,000 principal amount of 7.350% Senior Notes due 2041 (the 2041 Notes, and together with the 2016 Notes and the 2021 Notes, the Notes) of Transocean Inc.  As such Swiss counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Documents (as defined below), unless otherwise defined herein.

I.                               Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents or the factual background assumed therein.

For purposes of this opinion, we have only examined originals or copies of the following documents (collectively, the Documents):

(i)                           electronic copies of (A) an executed copy of the Indenture between Transocean Inc., the Company, and Wells Fargo Bank, National Association, as trustee (the Trustee), dated as of December 11, 2007 (the Base Indenture); (B) an executed copy of the Third Supplemental Indenture among Transocean Inc., the Company and the Trustee, dated as of December 18, 2008 (the Third Supplemental Indenture), and (C) an executed copy of the Fifth Supplemental Indenture among Transocean Inc., the Company, and the Trustee, dated as of December 5, 2011 (the Fifth Supplemental Indenture) (the Base Indenture, the Third Supplemental Indenture and the Fifth Supplemental Indenture collectively the Indenture), including a copy of the form of guarantee by the Company of all of the obligations of Transocean Inc. under the Notes included in the Fifth Supplemental Indenture (the Guarantee), pursuant to which the Notes may be issued;

(iii)                     an electronic copy of the Registration Statement and the Prospectus;

(iv)                    a copy of the public deed of incorporation (Gründungsurkunde) of the Company, dated as of August 14, 2008;

(v)                       a legalized copy of the Articles of Association (Statuten) of the Company, dated December 4, 2011, in the form filed with the Commercial Register of the Canton of Zug, Switzerland, on December 5, 2011 (the Articles of Association);

(vi)                    an electronic copy of the organizational regulations (Organisationsreglement) of the Company, dated as of October 8, 2008 (the Organizational Regulations);

(vii)                 an excerpt from the journal (Tagebuchauszug) of the Commercial Register of the Canton of Zug, dated December 5, 2011, relating to the Company (the Excerpt); and

(viii)              electronic copies of (i) a written consent of the Board of Directors of the Company, dated October 8, 2008, (ii) an excerpt from the minutes of a meeting of the Board of Directors of the Company, dated May 13, 2011, and (iii) an excerpt from the minutes of a meeting of the Board of Directors of the Company, dated November 1, 2011, as amended on November 18, 2011 (the Board Resolutions).

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.                           Assumptions

In rendering the opinion below, we have assumed the following:

(a)                        all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) conform to the original;

(b)                       all documents produced to us as originals and the originals of all documents produced to us as copies were effectively executed and certified, as applicable, in the manner and by the individuals appearing on such documents;

(c)                        the Indenture, the Guarantee and the Notes have been executed in the form of the executed copies and execution copies, respectively, submitted to us and by the individuals indicated as signatories appearing on such executed copies and execution copies, respectively;

(d)                       complete copies with original signatures of the Indenture, the Guarantee and the Notes, including (without limitation) the Indenture signed in counterparts, are available to the parties thereto;

(e)                        except as expressly opined upon herein, all information contained in the Documents is, and all material statements given in connection with the Documents are, true and accurate;

(f)                          all authorizations, approvals, consents, licenses, exemptions and other requirements for the filing of the Registration Statement and the Prospectus or for any other activities carried on in view of, or in connection with, the performance of the obligations expressed to be undertaken by the Company in the Registration Statement, the Prospectus, the Indenture, the Notes and the Guarantee have been duly obtained and are and will remain in full force and effect, and any related conditions to which the parties thereto are subject have been satisfied;

(g)                       the Excerpt is correct, complete and up-to-date, and the Articles of Association and the Organizational Regulations are in full force and effect and have not been amended;

(h)                       the Indenture, the Guarantee and the Notes (i) are within the capacity and power of, and have been validly authorized by all parties thereto (in relation to the Indenture and the Guarantee other than the Company), (ii) have been executed and delivered by all parties thereto (in relation to the Indenture and the Guarantee other than the Company), and (iii) are valid, binding and enforceable on all parties thereto;

(i)                           the Notes have been issued and authenticated in accordance with the terms of the Indenture, and the Indenture, the Guarantee and the Notes have been duly executed and delivered by all parties thereto insofar as such matters are governed by the law of the State of New York as the law by which they are expressed to be governed;

(j)                           the parties to the Indenture, the Guarantee and the Notes (other than the Company) are duly incorporated, organized and validly existing under the laws of their respective jurisdiction of incorporation or formation;

(k)                        no laws other than those of Switzerland affect any of the conclusions stated in this opinion;

(l)                           all representations and warranties and confirmations provided for in the Indenture are and at all relevant times will be true and accurate;

(m)                     the parties to the Indenture, the Guarantee and the Notes entered into the Indenture, the Guarantee and the Notes for bona fide commercial reasons and on arm’s length terms, and none of the directors or officers of any such party has or had a conflict of interest with such party in respect of the Documents that would preclude such director or officer from validly representing (or granting a power of attorney in respect of the Documents for) such party; and

(n)                       the Board Resolutions (i) have been duly resolved in meetings duly convened and otherwise in the manner set forth therein, (ii) have not been rescinded or amended, and (iii) are in full force and effect.

III.                       Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that as of the date hereof:

1.                             The Company is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in the Articles of Association.

2.                             The Fifth Supplemental Indenture and the Guarantee have been duly authorized, executed and delivered by the Company.

IV.                      Qualifications

The above opinions are subject to the following qualifications:

(a)                        The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

(b)                       We express no opinion as to any commercial, financial, accounting, tax, calculating, auditing or other non-legal matter.

(c)                        We have not investigated or verified the truth or accuracy of the information contained in the Registration Statement and the Prospectus, nor have we been responsible for ensuring that no material information has been omitted from it.

*   *   *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K and to the reference to us under the heading “Legal Matters” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the Offering.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

/s/ Homburger AG